SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

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Cardica, Inc.
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Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA AND BROADFIN CAPITAL

ANNOUNCE FRAMEWORK OF A SETTLEMENT AGREEMENT

REDWOOD CITY, Calif. – November 19, 2015 – Cardica, Inc. (Nasdaq: CRDC) and Broadfin Capital, LLC today announced that they have reached an agreement in principle on a number of items and continue to negotiate in good faith in an effort to end the contested election of directors at Cardica’s upcoming Annual Meeting of Stockholders to be held January 29, 2016. These items include:

●	Reducing the size of the Board from 8 members to 7;

●

Agreed-upon Board slate will consist of Julian Nikolchev, Michael Kleine, Gregory Casciaro, Samuel Navarro and William Younger plus two additional nominees to be mutually agreed upon from a short list provided by the Company to Broadfin; and

●	Board slate will be finalized no later than November 27, 2015.

“It’s time to resolve this contested election and we are making progress,” said Julian Nikolchev, president and CEO of Cardica. “Settlement of this contested election will allow the Board and new management team to focus on our business and efforts to continue to improve the performance of the MicroCutter XCHANGE® 30 surgical stapler prior to its broad commercial launch.”

“I am pleased that we have been able to come to terms with Cardica on many important points that we raised over the course of the past few months. I believe the framework of Board reconstitution that Broadfin and Cardica both support will prove to be of great value to the Company and all its shareholders,” said Kevin Kotler of Broadfin Capital, LLC.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally-invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30 Stapler, a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter, is manufactured and cleared for use in the United States in multiple open or minimally invasive surgical procedures for the transection, resection, and/or creation of anastomoses in small and large intestine as well as the transection of the appendix. In Europe the device has applications in multiple general, gynecologic, urologic, thoracic and pediatric surgical procedures. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 56,500 units throughout the world.

Forward-Looking Statements

The statements in this press release regarding Cardica’s and Broadfin’s beliefs that they will be able to settle the proxy contest are "forward-looking statements." Factors that could cause actual results to differ materially from those indicated by these forward-looking statements include that Cardica and Broadfin may not be able to agree on the final two directors to be named to the slate. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Important Information

Cardica intends to file with the Securities and Exchange Commission (the “SEC”) and expects to mail to stockholders a definitive proxy statement relating to Cardica’s upcoming Annual Meeting of Stockholders. Stockholders are urged to read the proxy statement and any related documents when they become available as they contain important information. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Cardica at the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Cardica’s website at www.cardica.com. Cardica’s directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders. Information regarding the names and special interests of these directors and executive officers in proxy solicitation will be included in the proxy statement described above.

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